EXHIBIT 99.1 PRESS RELEASE ISSUED AUGUST 11, 2004

FOR IMMEDIATE RELEASE
AUGUST 11, 2004
                                  PRESS RELEASE

            Citizens Financial Announces Second Quarter 2004 Results

LOUISVILLE, KY-August 11, 2004--Citizens Financial Corporation (NASDAQ-CNFL) reported a net loss of $873,000 or $0.52 per share for the second quarter ended June 30 according to results released today. The net loss increased about $553,000 from the loss of $320,000 or $0.19 per share during the same period in 2003. The loss for the first two quarters of 2004 was $982,000 or $0.58 per share, which was up about 50% from the loss of $653,000, or $0.39 per share during the same period in 2003. During the first six months of 2004 net equity decreased 18% to $10.11 per share due primarily to this net loss and unrealized losses in the Company's investment portfolio.

For the second quarter, the Company experienced a pre-tax loss of $911,000 from operations offset by pre-tax portfolio investment gains of $62,000. Historically, low earned interest rates were the main reason for the Company's continued operating losses. The recent increase in interest rates, if continued, should positively impact the Company's operating earnings over the long term. However, the negative impact of continued rising interest rates on bond values would decrease the Company's capital. The operating results for the first six months of 2004 were adversely impacted by a significant increase in mortality rates for all life insurance lines of business and in the morbidity rate for the group dental line.

Total revenues were down 13% for the second quarter compared to the prior year, while premium income decreased 18% for the period. The decrease in premium income was attributable to lower Preneed sales. This resulted primarily from decreases made by the Company in the second quarter of 2003 to commissions paid on these products. General expenses were up 10% during the first six months of the year compared to the same period in the prior year, due primarily to several extraordinary, non-recurring expenses incurred.

Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements involve uncertainties and are based on management's current expectations. For a discussion of factors that could cause actual results to differ from those described in the forward-looking statements, and a detailed discussion of the Company's insurance operations, asset quality, capital adequacy, debt, liquidity and factors affecting future performance, see the Company's Form 10-Q for the quarter and Form 10-K for 2003 which have been filed with the Securities and Exchange Commission and can be accessed at
                          www.citizensfinancialcorp.com
              Citizens Financial is the Louisville-based parent of
                   Citizens Security Life Insurance Company.
                        For further information contact:
                                Len E. Schweitzer
                           Vice President & Treasurer
                                 (502) 244-2420
                                                          Continued next page...

1.         Citizens Financial Corporation

                                                       Results in tabular form:


                                                                             Quarter ended June 30
                                                             ----------------------- ---- --------------------------
                                                                      2004                          2003
                                                             -----------------------      --------------------------
Segment Revenues                                             $          8,960,000         $           10,247,000
Net realized investment gains (losses)                       $
                                                             $             62,000         $              111,000
-------------------------------------------------            -----------------------      --------------------------
Total Revenues                                               $          9,022,000         $           10,358,000
=================================================            =======================      ==========================
Net Loss                                                     $           (873,000)        $             (320,000)
Net Loss Per share                                           $
                                                             $              (0.52)        $                (0.19)



                                                                            Six Months ended June 30
                                                             -------------------------------------------------------

                                                                      2004                          2003
                                                             -----------------------      --------------------------

Segment Revenues                                             $         17,703,000         $         20,655,000

Net realized investment losses                               $            290,000         $           (165,000)
-------------------------------------------------            -----------------------      --------------------------

Total Revenues                                               $         17,993,000         $         20,490,000
=================================================            =======================      ==========================

Net Loss                                                     $           (982,000)        $           (653,000)

Net Loss Per share                                           $              (0.58)        $              (0.39)



                                                                        Selected Financial Position Data
                                                             -------------------------------------------------------

                                                                 June 30, 2004                December 31, 2003
                                                             -----------------------      --------------------------


Total Assets                                                 $        153,026,000         $        158,880,000

Notes Payable                                                $          6,475,000         $          7,133,000

Shareholders' Equity                                         $         17,032,000         $         20,833,000

Shareholders' Equity per share                               $              10.11         $              12.36